June 21, 2002 Arthur Taylor

Dear Art:

It is my pleasure to extend you an offer to join Evolve Software, Inc. in the position of Vice President and Chief Financial Officer, on the following terms.

You will report directly to the Chief Executive Officer ("CEO") at our Emeryville office. Your duties will be consistent with the position of Chief Financial Officer including responsibility for the Finance, Legal, Human Resources, Facilities, Information Technology and Investor Relations departments and any other duties which may be assigned from time to time by the CEO.   Your start date will be no later than July 25, 2002.

Your base salary will be $18,750 per month (which equates to $225,000 per annum), less standard deductions and withholdings. You will be paid semi-monthly.

As a regular full-time employee you will be eligible for the Company's standard benefits including: medical, dental, vision, life and LTD insurance coverage and participation in the Company 401(k) plan and ESPP.  Evolve may modify your compensation and benefits from time to time as it deems appropriate.  A member of the Human Resources team will meet with you on your first day of work to assist in completion of your new hire paperwork.

Subject to the approval of the Board of Directors, you will be granted stock options to purchase a total of 1,250,000 shares of Evolve's common stock (the "Stock Options").  The vesting schedule and all terms, conditions, and limitations of the Stock Options will be set forth in a stock option grant notice using the Company's standard stock option agreement under the 2000 Stock Plan.  The stock options will vest over four years from your start date, with 25 percent of these stock options vesting one-year from your start date, and vesting thereafter at a rate of 1/48 per month.  The option price of each set of shares will be the closing price of Evolve's stock as reported on NASDAQ on the date the grant is made.

You will also be eligible to receive, through the Company's Bonus Program, a targeted annual bonus of $100,000 per year, less standard deductions and withholds.  Earned bonuses are paid quarterly.  Bonus payments will be based upon quarterly corporate performance criteria to be determined by the Compensation Committee of the Board of Directors in their sole discretion.  To be eligible for any bonus, you must be employed by Evolve at the time the bonus amount is to be paid.

The terms and conditions of your severance benefits are set forth in the enclosed "Change in Control and Severance Agreement For Arthur T. Taylor".

As an Evolve employee, you will be expected to abide by Company rules and policies, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the enclosed Employment, Confidential Information and Invention Assignment Agreement.

In your work for Evolve, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

Arthur Taylor June 21, 2002 Page 2 of 3

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Your employment with the Company will be "at will."  This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice.  This at-will relationship cannot be altered except in a writing signed by the Chief Executive Officer of the Company.

This letter, together with your Employment, Confidential Information and Invention Assignment Agreement and your Change in Control and Severance Agreement, form the complete and exclusive statement of your employment agreement with the Company.  This letter and these agreements, supersede any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and the Chief Executive Officer of the Company.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

To assist us in complying with The Immigration Reform Act of 1986 which requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9), dating it with the date of your first day at work.  You will also need to be prepared to supply to Human Resources any documents needed to satisfy the requirements of Part 2 of the I-9 form: either one from list A, OR one from list B and one from list C.  The documents need to be originals, not facsimiles, and need only meet the minimum requirements.  We have also included a W-4 form (required for payroll processing) and a direct deposit form (participation is optional) which must be completed and returned to Human Resources on your first day of employment.

The terms of this offer and all other compensation matters relating to your employment with the Company are confidential and may not be shared with anyone except your family, professional advisors and immediate supervisor.

We are very excited about the possibility of having you on board.  Please respond to this offer no later than Monday, June 24, 2002, after which time this offer is withdrawn. Please fax your acceptance to our Human Resources office at (510) 428-6900.  If you have any questions, please feel free to call me at (510) 428-6015.

Sincerely,

/s/ Linda Zecher

Linda Zecher Chief Executive Officer

Accepted:_ /s/ Arthur T. Taylor Date: June 21, 2002